Exhibit (h)(2)

ADMINISTRATION AGREEMENT

AGREEMENT dated as of the 4th day of February, 2005 by and between JPMorgan Institutional Trust, a Delaware statutory trust (“Trust”), having its principal place of business at 522 Fifth Avenue, New York, New York 10036, and One Group Administrative Services, Inc. (to be renamed JPMorgan Funds Management, Inc. effective February 19, 2005) (“Administrator”), a Delaware corporation having its principal place of business at 1111 Polaris Parkway, Columbus, Ohio 43240. This Agreement shall be effective February 4, 2005.

WHEREAS, the Trust is an open-end, management investment company registered with the Securities and Exchange Commission (“Commission”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish administrative services to each series of the Trust, all as now or hereafter may be identified on Schedule A hereto as such Schedule may be amended from time to time (“Funds”); and

WHEREAS, the Administrator is willing to furnish such administrative services upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to act as the administrator of the Funds and to furnish the Funds with the administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

ARTICLE 2. Administrative Services. Subject to the direction and control of the Board of Trustees of the Trust (“Trustees”), the Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Funds.

Without limiting the generality of the foregoing, the Administrator shall:

a.	Provide all necessary office facilities (which may be in the offices of the Administrator or an affiliate), equipment, and personnel for handling the affairs of the Funds;

b.	Subject to supervision by counsel to the Trust, prepare amendments to, file, and maintain the Trust’s governing documents, including the Declaration of Trust, the Bylaws, and minutes of meetings of shareholders;

c.	Provide individuals reasonably acceptable to the Trust’s Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Trustees;

d.	Prepare agenda and prepare and compile board materials for all Trustee meetings and review, file, and maintain minutes of meetings of Trustees;

e.	Provide appropriate personnel for Board of Trustees meetings;

f.	Subject to supervision by counsel to the Trust, prepare, review and file the Trust’s Registration Statement (on Form N-1A or any replacements therefor), periodic supplements and amendments to the Registration Statement, proxy materials and other filings with the Commission;

g.	Subject to supervision by counsel to the Trust, prepare and file, or supervise the preparation and filing of, Form N-CSR and Form N-Q and provide any sub-certifications which may reasonably be requested by the Trust’s Principal Executive Officer or Principal Financial Officer in connection with the required certification of those filings and coordinate receipt of similar sub-certifications from other service providers that provide information to be included in such filings;

h.	Prepare and file, or supervise the preparation and filing of, all necessary Blue Sky filings;

i.	Prepare and file, or supervise the preparation and filing of, annual Form N-PX;

j.	Arrange for and coordinate the layout and printing of offering memoranda, statements of additional information, semi-annual and annual reports to shareholders, and proxy materials;

k.	Prepare, with the assistance of the Fund’s investment adviser, and sub-adviser, as applicable, communications to shareholders;

l.	Coordinate the mailing of offering memoranda, notices, proxy statements, proxies, semi-annual and annual reports to shareholders, and other reports to Trust shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

m.	Prepare for and conduct shareholder meetings, if necessary;

n.	Assist with the design, development, and operation of Funds for the Trust, including new classes, investment objectives, policies and structure, if necessary;

o.	Prepare semi-annual and annual financial statements;

p.	Prepare and file periodic reports to shareholders and the Commission on Form N-SAR or any replacement forms therefor;

q.	Prepare and file Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act for any Fund which offers common shares of beneficial interest registered under the Securities Act of 1933, as amended;

r.	Compile data for, assist the Trust or its designee in the preparation of, and file, all of the Funds’ federal and state tax returns and required tax filings other than those required to be made by the Trust’s custodian and transfer agent;

s.	Prepare and distribute year-end shareholder tax information letters and Forms 1099-MISC for trustee fees and vendor payments;

t.	Identify and track book-tax differences;

u.	Prepare quarterly tax compliance checklist for use by Fund managers;

v.	Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements and ensure that such distributions are not “preferential” under the Internal Revenue Code;

w.	Review reports produced by, and the operations and performance of, the various organizations providing services to the Trust or any Fund of the Trust, including, without limitation, the Trust’s investment adviser, custodian, sub-adviser, fund accountant, shareholder servicing agent, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Trust, and at the request of the Trustees, report to the Trustees on the performance of such organizations;

x.	Prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, custodian, fund accountant, shareholder servicing agent, and transfer agent and oversee expense disbursement and any service provider conversions;

y.	Calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust’s yields, total return, expense. ratios, portfolio turnover rate and, if required, portfolio average dollar weighted maturity;

z.	Prepare annual Trust expense budget and monthly accrual analyses, perform various expense savings analysis and expense benchmarking analysis;

aa.	Prepare expense authorizations and review or prepare for management review all invoices for Trust expenses;

bb.	Calculate performance data of the Funds for dissemination to information service providers covering the investment company industry;

cc.	Review marketing material to verify that Fund information is accurate;

dd.	Prepare and file proofs of claims in connection with Class Action notices;

ee.	Monitor the Trust’s compliance with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Trust to maintain its status as a “regulated investment company;”

ff.	Monitor the Trust’s compliance with all applicable federal securities and other regulatory requirements;

gg.	Monitor the Trust’s compliance with its registration statement;

hh.	Obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Trustees;

ii.	Provide information and assistance with inspections by the Commission;

jj.	Coordinate annual audit activities, including providing information and assistance with respect to audits conducted by the Trust’s independent auditors;

kk.	Compile and summarize periodic Rule 2a-7 money market funds’ analysis for Board of Trustees review, if applicable;

ll.	Assist management with the administration of the trustees’ deferred compensation plans, if any;

mm.	Design, implement and maintain a disaster recovery program for the Trust’s records;

nn.	Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board of Trustees of the Trust in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested;

oo.	Administer the implementation and required distribution of the Privacy Policy of the Trust to the extent required under Regulation S-P; and

pp.	Perform all administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust’s or such Fund’s investment advisory agreement, custodian agreement, fund accounting agreement, shareholder servicing agreement, and transfer agent agreement.

The Administrator shall perform such other administrative services for the Trust that are mutually agreed upon by the parties from time to time.

ARTICLE 3. Additional Services; Delegation. The Administrator may provide additional reports and services upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. The Administrator may delegate some or all of its responsibilities under this Agreement, as provided in Article 9.

ARTICLE 4. Allocation of Charges and Expenses.

(A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are officers or employees of the Administrator or any affiliated company of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust and provided further that the parties may in the future mutually agree that the Trust may pay all or a portion of the compensation of the Trust’s Chief Compliance Officer.

(B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, fees and expenses for legal and auditing services, fees and expenses of pricing services, transfer agency fees and expenses, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, offering memoranda, statements of additional information, offering memorandum supplements, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the cost of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not officers or employees of the Administrator, the Distributor, or the Investment Adviser to the Trust or any affiliated company of the Administrator, the Distributor, or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

ARTICLE 5. Compensation of the Administrator.

(A) Administration Fee. In consideration of the services rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay the Administrator compensation at an annual rate specified in Schedule B attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree. The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Trustee meetings. If this Agreement terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to the Administrator, the value of net assets of a particular Fund shall be computed in the manner described in the Trust’s registration statement for the computation of the Trust’s net assets in connection with the determination of the net asset value of the Trust’s shares.

(B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

ARTICLE 6. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. Any person, even though also an employee, or agent of the Administrator, who may be or become an officer, Trustee, employee or agent of the Trust or the Funds shall be deemed, when rendering services to the Trust or the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee, or agent or one under the control or direction of the Administrator even though paid by it.

So long as the Administrator acts in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify the Administrator, its employees, agents, directors, officers and nominees and hold them harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator’s actions taken or non-actions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.

The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator’s duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

The Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

ARTICLE 7. Activities of the Administrator. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and shareholders of the Trust are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as an owner of Trust shares or otherwise.

ARTICLE 8. Term. This Agreement shall become effective February 4, 2005 and, unless sooner terminated as provided herein, shall continue until October 31, 2005. Thereafter, if not terminated, this Agreement shall continue automatically for successive one year terms, provided that such continuance is specifically approved at least annually by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated without penalty, on not less than 60 days prior written notice, by the Trust’s Board of Trustees or by the Administrator. The termination of this Agreement with respect to one Fund or Trust shall not result in the termination of this Agreement with respect to any other Fund or Trust.

ARTICLE 9. Assignment. This Agreement shall not be assigned by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 6 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

ARTICLE 10. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party.

For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practicable under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

ARTICLE 11. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

ARTICLE 12. Compliance with Rule 38a-1. The Administrator shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Administrator shall also shall provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

ARTICLE 13. Definitions of Certain Terms. The terms “interested person” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

ARTICLE 14. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if delivered to the other party at the following address: 1111 Polaris Parkway, Columbus, Ohio 43240, or at such other address as a party may from time to time specify in writing to the other party pursuant to this Section.

ARTICLE 15. Governing Law; Limitation of Liability of the Trustees and Shareholders. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware. The obligations of the Trust (or particular series or class thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust (or particular series or class thereof) are made not individually, but in such capacities, and are not binding upon any Trustee, shareholder, representative or agent of the Trust (or particular series or class thereof) personally, but bind only the assets of the Trust (or particular series or class thereof), and all persons dealing with any series and/or class of shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust (or particular series or class thereof).

The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (or particular series or class thereof) as provided in the Trust’s charter.

ARTICLE 16. Use of Confidential Information. Notwithstanding anything in this Agreement to the contrary:

The Administrator will keep confidential and will not use or disclose to any other party (including, but not limited to, affiliates of the Administrator) any Customer Information (as defined below), except as authorized in writing by the Trust or as appropriate in connection with performing this Agreement and subject to any conditions set forth elsewhere in the Agreement.

The Administrator will maintain appropriate physical, electronic and procedural safeguards to store, dispose of (if applicable) and secure Customer Information to protect it from unauthorized access, use, disclosure, alteration, loss and destruction. The safeguards used by the Administrator to protect Customer Information will be no less than those used by the Administrator to protect its own confidential information. In addition, the Administrator will comply with any other security safeguards required by this Agreement.

The Administrator will control access to Customer Information and, except as required by law or as otherwise may be specifically permitted by this Agreement, permit access only to individuals who need access in connection with performing this Agreement and will cause such individuals to maintain the confidentiality of Customer Information.

Except as necessary to conform to any record retention requirements imposed by this Agreement, the Company will, upon termination of this Agreement or the Trust’s earlier request, return to the Trust all Customer Information or destroy it, as specified by the Trust. The Administrator will provide to the Trust a destruction certificate if so required.

As between the Trust and the Administrator, Customer Information and all applicable intellectual property rights embodied in the Customer Information shall remain the property of the Trust.

The Administrator acknowledges that it has received and reviewed a copy of the Trust’s privacy policy applicable to Customer Information and it agrees that it will not act in a manner that is inconsistent with such policy.

Without limiting the foregoing, the Administrator shall not directly or through an affiliate, disclose any Customer Information, including account numbers, access numbers, or access codes for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted by this Agreement, the Privacy Policy of the Trusts, and as permitted in Section 248.12 of Regulation S-P.

The term “Customer Information” as used in this Article means information, in any form, provided to the Administrator by on or behalf of the Trust that uniquely identifies in any way a current,

former or prospective Trust customer. Customer Information includes, but is not limited to, copies of such information or materials derived from such information.

ARTICLE 17. Counterparts. This Agreement may be executed by the parties on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

JPMORGAN INSTITUTIONAL TRUST

By:

Title:

Accepted by:

JPMORGAN FUNDS MANAGEMENT, INC.

By:

Title:

SCHEDULE A

SERIES OF THE TRUST

JPMorgan Ultra Short-Term Bond Trust

JPMorgan Short-Term Bond Trust

JPMorgan Intermediate Bond Trust

JPMorgan Core Bond Trust

JPMorgan Equity Index Trust

SCHEDULE B

The Administrator shall receive the following annual fee for administrative services provided to the Funds:

0.10% of average daily net assets of all Funds in the Trust